                                                                    Exhibit 99.8

PORTSIDE GROWTH AND OPPORTUNITY FUND

October 17, 2006

VIA FACSIMILE
AND OVERNIGHT COURIER

Earth Biofuels, Inc.
3001 Knox Street, Suite 403
Dallas, Texas
Facsimile: (214) 389-9800
Attention:  Dennis McLaughlin

cc:  Board of Directors

      RE:   EVENT OF DEFAULT NOTICE AND EVENT OF DEFAULT REDEMPTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to (i) the Earth Biofuels, Inc. (the "Company") Senior
Convertible Note issued July 24, 2006 to Portside Growth and Opportunity Fund
("Portside") in the principal amount of $2,000,000 (the "Note") pursuant to the
Securities Purchase Agreement, dated as of July 24, 2006 (the "Securities
Purchase Agreement"), by and among the Company, Portside, as a buyer, and the other buyers named therein, (ii) the Registration Rights Agreement, dated as of
July 24, 2006 (the "Registration Rights Agreement"), by and among the Company,
Portside, as a buyer, and the other buyers listed on the signature pages thereto and (iii) the Schedule 13D, dated as of July 20, 2006 and filed by Greenwich
Power II, L.L.C. ("Greenwich Power II"), Greenwich Power, L.L.C. ("Greenwich
Power") and Lance A. Bakrow ("Mr. Bakrow", and together with Greenwich Power II and Greenwich Power, the "Greenwich Power Parties") on August 4, 2006 (the
"Greenwich Power 13D"). Capitalized terms used but not defined herein have the meanings given to those terms in the Note.

On September 8, 2006, Portside delivered an Event of Default Notice and Event of
Default Redemption Notice to the Company. A copy of that Event of Default Notice is attached hereto and is incorporated herein by reference.

EVENT OF DEFAULT UNDER NOTE

Under Section (2) of the Note, the Company is required to pay interest on the
Note in arrears for each Calendar Quarter on the first day of the succeeding

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900

PORTSIDE GROWTH AND OPPORTUNITY FUND

Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "INTEREST DATE") with the first
Interest Date being October 1, 2006.

The interest payment due on October 1, 2006 was not received by Portside.

Under Section 4(a)(v) of the Note, an Event of Default occurs upon the Company's failure to pay to the Holder any amount of Principal,
      Interest, Late Charges or other amounts when and as due under this Note
      (including, without limitation, the Company's failure to pay any redemption payments or amounts hereunder) or any other Transaction
      Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least ten (10) Business Days.

The Company's failure to the make the interest payment on October 1, 2006 and the Company's failure to pay for at least 10 Business Days from October 1, 2006 constitutes an Event of Default under the Note.

Accordingly, Portside is hereby delivering this written Event of Default Notice to the Company, as required by Section 4(b) of the Note, to provide notice to the Company that an Event of Default has occurred. Pursuant to Section 2 of the
Note, from and after an Event of Default, the Interest Rate (as defined in the
Note) increases to fifteen percent (15%). Pursuant to Portside's September 8,
2006 Event of Default Notice to the Company, Interest has already been accruing at a rate of 15% from July 24, 2006.

EVENT OF DEFAULT REDEMPTION NOTICE

Portside is hereby delivering this written Event of Default Redemption Notice
(as defined in the Note) to the Company, as permitted under Section 4(b) of the
Note, to provide notice to the Company that Portside is hereby requiring the
Company to redeem all of the Note at the Event of Default Redemption Price (as
defined in the Note).

The Event of Default Redemption Price shall be calculated in accordance with
Section 4(b)(i) of the Note, and shall be the greater of (i) product of the sum of the Conversion Amount to be redeemed together with accrued and unpaid
Interest with respect to such Conversion Amount and accrued and unpaid Late
Charges being redeemed and a Redemption Premium of 120% and (ii) the product of the Conversion Rate with respect to the Conversion Amount together with accrued and unpaid Interest with respect to such Conversion Amount being redeemed and accrued and unpaid Late Charges with respect to such Conversion Amount and
Interest in effect at such time as the Holder delivers an Event of Default
Redemption Notice and the product of (1) the Equity Value Redemption Premium
(115%) and (2) the greater of (x) the Closing Sale Price of the Common Stock on

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900

PORTSIDE GROWTH AND OPPORTUNITY FUND

the date immediately after such Event of Default, (y) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default and (z) the
Closing Sale Price of the Common Stock on the date the Holder delivers the Event of Default Redemption Notice.

As of the date hereof, the Conversion Amount includes $2,000,000 in respect of outstanding principal balance on the Note plus any and all accrued and unpaid interest and late charges which have accrued to date. For the avoidance of doubt, the Conversion Amount shall include, as of the date of actual payment by the Company, any additional unpaid interest and late charges which have accrued from the date hereof through such actual payment date.

As of the date hereof, the applicable Event of Default Redemption Price is
$2,485,000.

THE  COMPANY IS HEREBY  INSTRUCTED  TO  IMMEDIATELY  WIRE THE EVENT OF DEFAULT
REDEMPTION PRICE TO THE BANK ACCOUNT SET FORTH IN SCHEDULE 1 TO THIS LETTER.

We hereby reserve all rights available to us under the Note, the Securities
Purchase Agreement, the Registration Rights Agreement and any other document entered into in connection with the foregoing.

Sincerely,

PORTSIDE GROWTH AND OPPORTUNITY FUND

By: /s/ Jeffrey C. Smith
    --------------------------
      Jeffrey C. Smith
      Authorized Signatory

cc :  Roger A. Crabb, Esq., Scheef & Stone, LLP (fax - (214) 706-4242)

      BOARD OF DIRECTORS
      ------------------
      Tommy Johnson
      Bruce Blackwell
      Morgan Freeman
      Bill Luckett
      Willie Nelson

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900